As filed with the Securities and Exchange Commission on November 6, 1996
                                                Registration No.33-96202

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                           ________________________

                      POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                           ________________________

                           PRESTIGE FINANCIAL CORP.

            (Exact name of registrant as specified in its charter)

          New Jersey                                          22-3216510
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification Number)

                                                      Robert J. Jablonski, CEO
One Royal Road                                                  One Royal Road
P.O. Box 2480                                                    P.O. Box 2480
Flemington, New Jersey  08822                    Flemington, New Jersey  08822
(908) 806-6200                                                  (908) 806-6200
(Address and telephone number                     (Name, address and telephone
 of registrant's principal                        number of agent for service)
 executive offices)
                                  Copies To:
                          Herbert H. Davis III, Esq.
                     Rothgerber, Appel, Powers & Johnson
                               One Tabor Center
                         1200 17th Street, Suite 3000
                            Denver, Colorado 80202
                                (303) 623-9000

Approximate date of commencement of proposed sale to the public: The third quarterly dividend for 1995, which has an anticipated payment date of September 29, 1995.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.     XX-YES

If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                       CALCULATION OF REGISTRATION FEE
     Title of Each      Amount       Offering      Aggregate      Amount of
 Class of Securities     to be         Price       Offering      Registration
   to be Registered    Registered     Per Unit      Price              Fee
     Common Stock,
  $.01 par value     250,000 shares(1)  $11.625(2)  $2,906,250(2)  $1,002.16*

*Previously paid.
(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, the number of securities covered by this registration statement shall be adjusted to cover any additional securities resulting from a stock split, stock dividend or similar capital adjustment of the registered securities during the effective period of this registration statement.
(2) Based upon the average of the high and low prices of the registrant's Common Stock reported in the consolidated reporting system as of August 24, 1995, pursuant to Rule 457(c) under the Securities Act of 1933.
This Registration Statement, including Exhibits, contains 29 pages.
The Exhibit Index appears on page 27 of the sequentially numbered pages of this Registration Statement.

                                Prospectus





                              250,000 Shares

                         Prestige Financial Corp.
                              One Royal Road
                               P.O. Box 2480
                       Flemington, New Jersey  08822
                              (908) 806-6200

                               Common Stock
                             ($.01 Par Value)

                           Dividend Reinvestment
                      and Common Stock Purchase Plan




 The Prestige Financial Corp. Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") provides holders of shares of Prestige Financial Corp. Common Stock ("Prestige Common Stock") with a simple and convenient method of purchasing additional shares of Prestige Common Stock without payment of any brokerage commissions or service charges. Any holder of record of shares of Prestige Common Stock is eligible to participate in the Plan.

 This Prospectus relates to 250,000 shares of Common Stock ($.01 par value) of Prestige Financial Corp. offered for purchase under the Plan.

 The shares to be issued under the Plan and to which this Prospectus relates may be newly issued shares or shares purchased in the open market.

 This Prospectus should be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 25, 1995.

                            AVAILABLE INFORMATION

 Prestige Financial Corp. ("Prestige") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Prestige with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Commission Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

 Prestige has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933 with respect to the shares to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Prestige and the shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

                         Prestige Financial Corp.
                              One Royal Road
                               P.O. Box 2480
                       Flemington, New Jersey  08822
                              (908) 806-6200


Dear Stockholder:

 I am pleased to send you this Prospectus describing our Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). The Plan offers our common stockholders an attractive opportunity to purchase additional shares of Prestige Financial Corp.'s Common Stock.

 If you elect to participate in the Plan you will enjoy the following advantages:

 - You will pay no brokerage fees, commissions or service charges for purchases made under the Plan.

 - Shares of Common Stock purchased from Prestige with automatically reinvested dividends or optional cash payments will be purchased at a five percent (5%) discount from the market price. What this means to you is that if the market price were determined to be $15.00 per share, instead of paying that $15.00 you would pay only 95 percent of market price or $14.25 and no additional fees. A more detailed explanation can be found in the response to Question 13 in this Prospectus. Shares of Common Stock purchased in market transactions will be purchased at actual cost, but without additional fees.

 -    You will realize the long-term benefits of systematic purchases of stock.

 - Your dividends will be reinvested quarterly, and you may make optional cash payments for the quarterly purchase of shares as long as each payment is at least $100 but less than $5,000.

 - Your investment will build upon itself - much like compounding interest in a savings account. The dividends on full and fractional shares that are reinvested will generate additional dividend income that will, in turn, be reinvested.

 - Your record keeping is simplified through the issuance of quarterly statements advising you of your investments.

 -    You can avoid the costs and burdens of safekeeping of stock certificates.

 Registrar and Transfer Company is Administrator of the Plan and acts as Agent
for participants.   As Agent it will use dividends or optional cash payments
received from participants to purchase shares of Common Stock of Prestige.

 The following pages of the Prospectus give complete details of the Plan in simple question and answer form. I urge you to read the Prospectus carefully, since it should answer most questions you may have about the Plan.

 I suggest you retain this Prospectus. If you have further questions, please address them to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, (800) 368-5948 or (800) 346-6084. Please include in your letter a telephone number where you can be reached during business hours.

 To enroll in the Plan, simply complete the enclosed Enrollment Form and return it to Registrar and Transfer Company in the enclosed, prepaid envelope. If you do not wish to participate in the Plan, you will continue to receive checks for your dividends as they are declared.


                                    Sincerely,


                                    ________________________________
                                    Robert J. Jablonski
                                    Chief Executive Officer

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The following documents have been filed by Prestige with the Commission and are incorporated herein by reference:

 (1)  Prestige's Annual Report on Form 10-K for the year ended December 31,
1994.

 (2) Prestige's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

 (3) The description of Prestige Common Stock contained in Prestige's Registration Statement on Form 8-A under the Securities Exchange Act of 1934 filed with the Commission on August 5, 1993, Registration No. 0-22186, and any amendment or reports filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of Prestige Common Stock.

 All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

 Prestige will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus. Such request should be directed to the Secretary of the Company at One Royal Road, P.O. Box 2480, Flemington, New Jersey 08822, phone number (908) 806-6200.


                              THE CORPORATION

 Prestige is a one-bank holding company organized under the laws of the State of New Jersey on February 23, 1993. Its sole subsidiary is Prestige State Bank, a commercial bank chartered under the laws of the state of New Jersey on September 2, 1989. Prestige's principal executive offices are located at One Royal Road, P.O. Box 2480, Flemington, New Jersey 08822, and its telephone number (908) 806-6200. Additional information concerning Prestige and Prestige State Bank is included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                 THE PLAN

 The following question and answer statements constitute the Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of Prestige. Those holders of Prestige Common Stock who choose not to participate in the Plan will receive cash dividends, as declared.

Purpose

 1.   What is the purpose of the Plan?

 The purpose of the Plan is to provide shareholders of Prestige Common Stock with a simple and convenient method of automatically investing cash dividends and optional cash payments in additional shares of Prestige Common Stock without payment of any brokerage commission or service charge. In Prestige's discretion,such additional shares may be purchased directly from Prestige using originally issued shares, or the shares may be purchased in market transactions on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). When originally issued shares of Common Stock are purchased from Prestige, Prestige will receive new equity capital funds available for general corporate purposes.

Advantages to Participants

 2.   What are the advantages of the Plan?

      (a) The price of shares purchased from Prestige with reinvested dividends or optional cash payments generally will be 95 percent of the market price. The price of shares purchased with reinvested dividends or optional cash payments in market transactions will be 100 percent of the cost of such shares, excluding any fees such as broker's fees or transfer taxes. The price at which purchases will be made is more fully explained under Question 13.

      (b) No commission or service charge will be paid by participants in connection with purchases under the Plan.

      (c) Full investment of funds is possible because the Plan permits fractions of shares to be credited to a participant's account. In addition, dividends on such fractions, as well as on full shares, are reinvested in additional shares and such shares credited to a participant's account. (Fractional shares will not be issued to participants upon withdrawal of shares or termination. Cash in the amount of the value of fractional shares will be paid at such time.)

      (d) A participant can avoid safekeeping and record-keeping costs through the custodial services and reporting provisions of the Plan.
Administration

 3.   Who administers the Plan for participants?

 Registrar and Transfer Company administers the Plan, maintains records, sends statements of account to participants and performs other duties related to the Plan. Shares purchased for a participant under the Plan are held by Registrar and Transfer Company until termination of the participant's participation in the Plan or until a written request is received for withdrawal of all or part of a participant's shares as more fully explained in the response to Question 25.

 Prestige and Registrar and Transfer Company may adopt rules and regulations to facilitate administration of the Plan.

 4.   How can certificates be deposited for safekeeping?

 Registrar and Transfer Company also acts as transfer agent for Prestige Common Stock. To protect against the certificates being lost, misplaced or stolen, Plan participants may deposit their share certificates with Registrar and Transfer Company for credit to their Plan account. Participants who wish to avail themselves of the safekeeping feature of the Plan should mail their certificates to Registrar and Transfer Company. Certificates should be sent by registered mail, accompanied by a complete Authorization Form (available from Registrar and Transfer Company) specifying (1) that the shares are furnished for safekeeping,and (2) dividends on the shares are to be reinvested pursuant to the Plan.

Participation

 5.   Who is eligible to participate?

 Any holder of record of shares of Prestige Common Stock is eligible to participate in the Plan. If the stock is registered in a name other than your own (e.g., in the name of a broker or bank nominee) and you want to participate, you must become a stockholder of record by having your shares transferred to your own name. Any stockholder who resides in a state in which it is unlawful for Prestige to allow such stockholder to participate may not participate in the Plan. Your right to participate in the Plan is not transferable apart from a transfer of your Prestige Common Stock to another person.

 6.   Must an eligible stockholder participate in the Plan?

 No. Eligible stockholders who do not wish to participate in the Plan will receive their cash dividends as declared and paid.



 7.   How does an eligible stockholder participate?

 An eligible stockholder may join the Plan by signing the Enrollment Form and returning it to Registrar and Transfer Company. A return envelope is provided for this purpose. Once enrolled in the Plan, you will continue to be enrolled without further action on your part. You may change your investment options at any time by completing and signing a new Enrollment Card and returning it to Registrar and Transfer Company. If stock is registered in more than one name (i.e., joint tenants, trustee, etc.), all registered holders must sign.

 Enrollment Forms may be obtained at any time by contacting:

          Registrar and Transfer Company
          10 Commerce Drive
          Cranford, New Jersey  07016
          800-368-5948 or 800-346-6084

 8.   When may an eligible stockholder join the Plan?

 An eligible stockholder may join the Plan at any time.  An eligible stock-

holder who completes and forwards an Enrollment Form to Registrar and Transfer Company prior to any record date for a dividend payment will have that dividend and subsequent dividends reinvested under the Plan. (See the response to Question 17 for information concerning the investment of optional cash payments.) If the signed Enrollment Form is received by Registrar and Transfer Company on or after such record date, that dividend will be paid in cash and the stockholder's participation in the Plan will commence with the next dividend payment date and continue thereafter. Dividend payment dates ordinarily are the last business day of March, June, September and December. Record dates ordinarily are 10 days prior to a dividend payment date.

 Stockholders are cautioned that neither the Plan nor this Prospectus represents a change in Prestige's dividend policy or any assurance of future dividends, which will continue to depend upon Prestige's earnings, its financial requirements, government regulations and other factors.

 9. Are stockholders enrolled in the Plan required to send in a new Enrollment Form annually?

 No. Stockholders enrolled in the Plan will continue to be enrolled without further action on their part, unless the stockholder changes investment options or terminates participation. (See the responses to Questions 11 and 27-29 for information concerning changing investment options and termination of participation in the Plan.)

 10.  What does the Enrollment Form provide?

 The Enrollment Form provides for the purchase of additional shares of Prestige's Common Stock through one of the following investment options:

 "Full Dividend Reinvestment" -- authorizes and directs Registrar and Transfer Company to invest in accordance with the Plan all of a participant's cash dividends on all of the shares then or subsequently registered in the participant's name and on all shares credited to the participant's account under the Plan and also permits a participant to make optional cash payments for the purchase of additional shares in accordance with the Plan.

 "Optional Cash Purchases Only" -- permits a participant to make optional cash payments for the purchase of additional shares in accordance with the Plan, without reinvesting dividends on shares acquired by the participant otherwise than through the Plan, and authorizes and directs Registrar and Transfer Company to invest in accordance with the Plan all cash dividends on shares purchased with optional cash payments.

 A participant may select either option. In all cases, dividends on all shares held in a participant's account under the Plan will be fully reinvested in accordance with the Plan, including dividends on such shares purchased with optional cash payments. A participant wishing to receive cash dividends on such shares must withdraw them from his or her Plan account as more fully explained in the response to Question 25.

 11.  How may a participant change options under the Plan?

 A participant may change investment options at any time by signing a new Enrollment Form and returning it to Registrar and Transfer Company. An Enrollment Form and postage-paid envelope may be obtained at any time by contacting Registrar and Transfer Company (see the response to Question 7). Any change in an option with respect to the reinvestment of dividends must be received by Registrar and Transfer Company prior to any record date for a divi-

dend payment in order to be effective for that particular dividend.

Purchases

 12.  How are shares of Common Stock acquired under the Plan?

 Registrar and Transfer Company, as Plan administrator, uses reinvested dividends and optional cash payments to purchase shares of Common Stock on behalf of participants. Prestige may, at its discretion, direct Registrar and Transfer Company to (1) purchase newly issued shares from Prestige; (2) purchase shares in market transactions on NASDAQ; or (3) use a combination of both. Prestige has the exclusive right to determine whether to sell shares to the Plan or to direct Registrar and Transfer Company to purchase shares in market transactions.

 On the dividend payment date, Prestige will decide whether to sell sufficient shares to invest all reinvested dividends and optional cash payments for that quarter. If the number of shares Prestige is willing to sell is sufficient to invest all reinvested dividends, but insufficient to invest both the reinvested dividends and the optional cash payments, then the reinvested dividends shall be invested in shares purchased from Prestige, no optional cash purchases shall be made from Prestige, and Registrar and Transfer Company shall attempt to invest the optional cash payments in market transactions. If the number of shares Prestige is willing to sell is insufficient to invest all reinvested dividends, then no purchases shall be made from Prestige, and Registrar and Transfer Company shall attempt to purchase shares in market transactions, first with reinvested dividends and, if these become fully invested, with optional cash payments.

 If, pursuant to the preceding paragraph, Registrar and Transfer Company seeks to invest reinvested dividends and/or optional cash payments in market transactions and is unable to do so during the thirty days following the dividend payment date, Prestige shall again have the option of selling sufficient shares to invest the remaining reinvested dividends and/or optional cash payments. Any shares Prestige elects to sell will first be made available for purchases with dividends not yet invested, as opposed to optional cash payments. No purchases of shares from Prestige with reinvested dividends shall be made at the end of the thirty-day investment period unless all remaining reinvested dividends can be invested with Prestige. No purchases of shares from Prestige with optional cash payments will be made at the end of the investment period unless all reinvested dividends have been or will be reinvested and unless all remaining optional cash payments can be invested with Prestige.

 If Registrar and Transfer Company is unable to invest all dividends during the investment period, all dividends and optional cash payments will be refunded to the participants entitled to them, without interest thereon. If Registrar and Transfer Company is able to invest all dividends but only a portion of the optional cash payments during the investment period, the dividends will be invested and all optional cash payments will be refunded to the participants entitled to them, without interest thereon.

 Prestige is under no obligation to sell any shares for purchases with reinvested dividends or optional cash payments.

 13.  What will be the price of shares purchased under the Plan?

 The purchase price to participants for shares of Prestige Common Stock purchased from Prestige will be 95% of the Average Market Price. "Average Market Price" will be the average of either the closing bid and ask prices or the high and low sales prices, if applicable, as reported by either the NASDAQ Small-Cap Issues (as published by the Wall Street Journal, if published) or the NASDAQ National Market System, as applicable, on the dividend payment date.
If no trades or quotes in Prestige Common Stock are reported on the dividend payment date, "Average Market Price" will be determined by Prestige and Registrar and Transfer Company based upon such market quotations as they deem appropriate. The purchase price to participants of shares purchased in market transactions will be the actual price paid except that all brokerage commissions and fees will be paid by Prestige. The amount of commissions and fees paid by Prestige will be deemed to be income to participants for tax purposes (see the response to Question 22).

 14.  How many shares will be purchased for participants?

 The number of shares purchased depends on the amount of the participant's reinvested dividends or optional cash payments and the purchase price per share. The number of shares purchased with reinvested dividends and optional cash payments cannot now be determined since the purchase price will be based upon market conditions existing at the time the investments are made. Each participant's account will be credited with that number of shares, including fractions of shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price per share.

 15.  When will purchases of shares under the Plan be made?

 Purchases of Common Stock made with reinvested dividends and optional cash payments will be made each quarter during the thirty-day period beginning with the dividend payment date. Normally dividends are paid on the last business day of each quarter (i.e., last business day of March, June, September and December).

Optional Cash Purchases

 16.  How does the cash purchase option work?

 Optional cash payments will be applied by Registrar and Transfer Company to the purchase of additional shares during the thirty-day period beginning with the dividend payment date which follows receipt of the optional payment. Such purchases will be made at the price as described above in the response to Question 13.

 If a participant chooses to participate in the Plan by optional cash payments only, Registrar and Transfer Company applies optional cash payments received from the participant to the purchase of shares of Common Stock for the participant's account. Cash dividends on shares purchased with optional cash payments and held in a participant's account will be fully reinvested in accordance with the Plan. Cash dividends on other shares registered in the participant's name will be paid to the participant in the usual manner.

 17.  How are optional cash payments made?

 Eligible stockholders may submit optional payments at any time, but such payments will be invested only once per quarter. A participant wishing to make an optional cash purchase must send along with the Enrollment Form a check or money order payable to Registrar and Transfer Company. Do not send cash. Thereafter, optional cash payments may be made through the use of appropriate forms sent to each participant by Registrar and Transfer Company with each quarterly statement. Additional optional payment forms may be obtained from Registrar and Transfer Company. The same amount of money need not be sent each time, and there is no obligation to make an optional cash purchase each quarter. Checks and money orders must clear prior to the dividend payment date (or last business day of the quarter if no dividend is paid that quarter) in order to be invested during the investment period beginning with that day.

 18.  What are the limitations on the amounts of optional cash purchases?

 Each optional cash purchase made by a participant must be at least $100. Optional cash purchases in any quarter may not exceed $5,000. Optional payments in excess of the limit for the quarter will be refunded without interest.

 19.  When will optional cash payments be invested?

 Optional cash payments received and cleared before a dividend payment date will be invested within thirty days of that date subject to the limitations explained in the response to Question 12. If no dividend is paid during a quarter, optional cash payments received and cleared before the last business day of the quarter will be invested within thirty days from the last business date of that quarter. Optional payments not received before the dividend payment date will be deposited and invested during the next quarterly purchase period. Under no circumstances will interest be paid on optional cash payments. Participants are therefore strongly urged to transmit optional cash payments so as to be received by Registrar and Transfer Company in sufficient time for such optional cash payments to be invested.

 20.  When will dividends be paid on shares purchased with optional payments?

 Dividends will be paid on shares purchased with optional cash payments on the next normal dividend payment date having a record date after the purchase date of the shares. In all cases, cash dividends on all of the shares held in a participant's account under the Plan will be fully reinvested in accordance with the Plan.

 21.  Under what circumstances will optional cash payments be returned?

 Participants may obtain refunds of optional cash payments provided a written request for refund is received by Registrar and Transfer Company at least five business days prior to the first day on which such payments could be invested, i.e., the dividend payment date or the last business day of a quarter if no dividend is paid that quarter. Optional cash payments will also be returned to the extent that excess cash payments are made in any calendar quarter (see Question 18 above). Optional cash payments will also be returned in the event the payments cannot be invested during the thirty days following the first day in which such payments would normally be invested. (See Question 12.)

Federal Income Taxes

 22. What are the federal income tax consequences of participation in the Plan?

 The following discussion of federal income tax consequences of participation in the Plan is provided for general information only. Each participant should consult his or her own tax adviser to determine the specific federal and state tax consequences which may result from participation in the Plan and subsequent disposal of shares acquired pursuant to the Plan. Participants will be subject to federal income tax liability as discussed below even though they do not receive cash distributions.

 A participant in the Plan will be treated as having received a distribution to which Section 301 of the Internal Revenue Code applies. Section 305(b)(1). The amount of the distribution to a participatory shareholder will be the fair market value of the Prestige stock received by a participatory shareholder on the date of the distribution. Treas. Reg. 1.301-1(b), (d). Thus the excess of the fair market value of the shares purchased over the amount paid for the shares will be included in the amount of the distribution to a participatory shareholder.

 Participants will not receive a distribution as a result of the purchase of shares on the open market with optional cash payments purchased at 100% of fair market value.

 In addition to the foregoing, the amount of any brokerage fees, transfer taxes or other fees paid for a participant by Prestige in connection with the purchase of shares will be treated as a constructive dividend to the participant.

 A participant will not recognize any taxable event when certificates are issued for shares credited to the participant's account. A participant who receives, upon withdrawal from or termination of the Plan, cash payment for a fractional share then held in his or her account will recognize gain or loss measured by the difference between the amount of the cash received and the participant's tax basis of such fractional share.

 A participant will recognize gain or loss when shares are sold or exchanged by or on behalf of the participant. The amount of such gain or loss will be the difference between the amount that the participant receives in exchange for the shares and the participant's adjusted tax basis in the shares.

 The tax basis of shares purchased from Prestige with reinvested dividends or optional cash payments will equal the amount of the distribution measured by the fair market value of the Prestige stock as of the date of the distribution. The tax basis of shares purchased with optional cash payments on the open market will be the cost paid by such shareholders in acquiring the stock of the shares. The "cost" of such shares will include, for this purpose, the amount of any brokerage fees, transfer taxes or other fees paid for a participant by Prestige.

 The holding period for shares credited to a participant's Plan account will begin on the day following the date the shares are purchased.

      The income tax consequences for participants residing outside the United States will vary from jurisdiction to jurisdiction. In the case of shareholders whose dividends are subject to United States income tax withholding, or backup withholding, the amount of tax withheld will be deducted from the amount of the dividends to determine the amount of dividends to be reinvested.

 23. Is Registrar and Transfer Company required to withhold on the payment of dividends?

 If a participant fails to furnish his or her correct taxpayer identification number to Registrar and Transfer Company or has been notified of payee under-reporting, Registrar and Transfer Company must withhold 31 percent of the common stock dividends, the proceeds of the sale of fractional shares, and the proceeds of the sale of whole shares unless the participant is exempt from the back-up withholding requirements described in I.R.C. Section 3406. In addition, if a participant fails to certify that such participant is not subject to withholding on interest and dividend payments, then similar withholding is required. The withheld amounts will be deducted from the amount of cash dividends and only the remaining amount will be reinvested.

Participants' Accounts and Reports

 24. What kind of accounts are maintained for participants and what reports on these accounts do they receive?

 Registrar and Transfer Company maintains a separate account for each participant. All shares purchased for a participant under the Plan will be credited to the participant's account, as will shares entrusted to Registrar and Transfer Company for safekeeping. All dividends on shares held in a participant's account will be reinvested in accordance with the Plan. When certificates for shares are issued to a participant or a participant's designee, or shares are sold for a participant's account pursuant to the Plan, these shares will be withdrawn from such account. Dividends on shares withdrawn from the account and not sold for a participant's account will continue to be reinvested in accordance with the participant's most recent Enrollment Form-- see the response to question 25 below.

 Each quarter, as soon as practical after purchases of Prestige Common Stock on behalf of Plan participants have been made, a statement of account will be mailed to each participant by Registrar and Transfer Company, normally within 15 days following the purchase. The statements are a participant's continuing record of current activity plus the cost of purchases and should be retained for tax purposes. Any participant requesting a reconstruction of his Plan transactions will be required to reimburse Registrar and Transfer Company for its costs in assembling such data. Furthermore, Registrar and Transfer
Company will not retain such records indefinitely. In addition, participants will receive a Prospectus for the Plan and copies of other communications sent to holders of Prestige's common stock, including quarterly reports, annual reports, the notice of annual meeting, proxy statement and the information needed for reporting dividend income for federal income tax purposes.

 Each quarterly statement of account will show the price per share to be used in determining the tax basis of the Common Stock purchased in that quarter with reinvested dividends and any optional cash payments to the Plan. An Internal Revenue Service Form (Form 1099) will be mailed to participants at year end showing the total amount of dividend income to be reported by each participant and the total amount of tax, if any, withheld.

Certificates for Shares

 25.  Will certificates be issued for shares purchased?

 No. The number of shares credited to a participant's account under the Plan will be shown on the quarterly statement. This service eliminates the need for safekeeping by participants to protect against loss, theft or destruction of stock certificates.

 At any time, a participant may request in writing that Registrar and Transfer Company send a certificate for all or part of the whole shares credited to his account. This request should be signed by the participant (or participants, if a joint registration) and mailed to Registrar and Transfer Company at the address set forth in the response to Question 7. Any remaining whole shares and fraction of a share will continue to be credited to the participant's account. Certificates for fractional shares will not be issued under any circumstances. Certificates for whole shares credited to your Plan account will normally be issued within 10 business days of receipt by Registrar and Transfer Company of your written request.

 When certificates are issued to the participant, future dividends on these shares are treated in accordance with the participant's instructions as indicated on the most recent Enrollment Form. Therefore, a participant wishing to discontinue reinvestment of dividends on shares for which certificates have been received may have to complete a new Enrollment Form and send it to Registrar and Transfer Company as provided in the response to Question 11. Any participant whose account in the Plan is reduced to zero as a result of the withdrawal of shares and who is not reinvesting dividends from any shares owned by him or her of record is deemed to have withdrawn from the Plan.

 Shares credited to a participant's account under the Plan may not be pledged as collateral. A participant who wishes to pledge such shares must request that a certificate for such shares be issued in the participant's name.

 An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for common stock purchased under the Plan. This request should be mailed to Registrar and Transfer Company. A separate written request must be made for each quarterly dividend.

 26. In whose name will certificates be registered when issued to participants?

 Accounts under the Plan are maintained in the names in which the certificates were registered at the time they entered the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued. Should a participant want shares registered and issued in a different name, this must be indicated in a written request. This would constitute reregistration, and a participant would be responsible for any transfer taxes that may be due and for compliance with any applicable transfer requirements.

Termination of Participation

 27.  How does a participant terminate participation in the Plan?

 Participants who wish to discontinue participation have the following options:
(a) discontinuation of the automatic dividend reinvestment feature, while continuing to participate in the optional cash payment feature (in which case dividends on all shares not withdrawn from the participant's account will continue to be reinvested in accordance with the Plan); (b) discontinuation of both the automatic dividend reinvestment and optional cash payment features, while retaining shares in the participant's account under the Plan (the dividends on which shares will continue to be reinvested in accordance with the
Plan); or (c) complete withdrawal from the Plan via termination.

 A participant may direct Registrar and Transfer Company to discontinue the reinvestment of dividends on Prestige Common Stock held of record by that participant by completing an Enrollment Card at any time, as more fully explained in the response to Question 11. Optional cash purchases may be made after a participant discontinues reinvestment of cash dividends by completing an Enrollment Form and sending it along with a check or money order in the amount of the optional cash payment to Registrar and Transfer Company, as more fully explained in the response to Question 17. After initial enrollment in the Optional Cash Purchase Only option, a participant is never obligated to make optional cash purchases and therefore need take no action to discontinue participation in this feature.

 A participant may terminate participation in the Plan at any time by notifying Registrar and Transfer Company in writing. This notice should be sent to Registrar and Transfer Company at the address set forth in the response to Question 7. Upon termination, certificates for whole shares held in the participant's account under the Plan will be issued, a cash payment will be made for any fraction of a share at the then market price as determined by Registrar and Transfer Company and the account will be closed.

 As an additional option, a terminating participant may request that the shares in his or her account be sold. Upon receipt of the written request, the sale will be made by Registrar and Transfer Company for a participant's account, at market, normally within ten business days after receipt of the request. Any applicable brokerage fees and transfer taxes will be deducted from the proceeds to the participant. Should Registrar and Transfer Company be unable to sell such shares within ten business days, certificates for whole shares held in the participant's account will be issued and a cash payment will be made for any fraction of a share at the then market price as determined by Registrar and Transfer Company.

 28.  When may a participant terminate participation in the Plan?

 A participant may terminate their participation in the Plan at any time by notifying Registrar and Transfer Company in writing. Any notice of termination received after 10 days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant's Plan account.

 29. May Registrar and Transfer Company terminate a participant's interest in the Plan?

 Registrar and Transfer Company may terminate a participant's interest in the Plan by notice in writing mailed to the participant. In such event, Registrar and Transfer Company will follow the procedures for termination set forth in the response to Question 27.

Other Information

 30. What happens when a participant sells or transfers all of the shares registered in the participant's name?

 If a participant disposes of all shares of Prestige Common Stock registered in his or her name, except for shares credited to the participant's account under the Plan, Registrar and Transfer Company will continue to fully reinvest the dividends on those shares credited to the participant's account under the Plan, subject to the participant's right to withdraw from the Plan as set forth in the responses to Questions 27 and 28.

 31. What happens when a participant sells or transfers some but not all of the shares registered in the participant's name?

 If a participant is reinvesting the cash dividends on all of the shares regis-

tered in his name and then disposes of a portion of such shares, Registrar and Transfer Company will continue to reinvest the dividends on the remainder of the shares registered in the participant's name under the Plan.

 32.  How is a participant's Plan account handled when a participant dies?

 A participant's account will be held by Registrar and Transfer Company and the cash dividends will be reinvested as usual until Registrar and Transfer Company receives a death certificate and written instructions to withdraw the shares from the legal representative of the participant's estate. The certificate delivered to the participant's representative will be registered in the exact name as indicated in the account. No optional cash payments may be made in the name of the participant after his death. These same procedures will be followed in the event a participant is adjudicated incompetent.

 33. If Prestige has a Common Stock rights offering, how will the rights on the Plan shares be handled?

 No preemptive rights attach to the Common Stock of Prestige. If Prestige, nevertheless, should determine to offer securities through the issuance of rights to subscribe, a participant's entitlement in such a rights offering will be based on the participant's total holdings - just as the participant's dividend is computed each quarter. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a participant's account will be sold for the participant's account if a market exists for such rights, and the net proceeds will be treated as an optional cash payment.

 34. What happens if Prestige issues a stock dividend or declares a stock split?

 Any common shares distributed as a result of a stock dividend or stock split by Prestige on shares held in the account of a participant under the Plan will be added to the participant's account. Shares distributed as a result of a stock dividend or split on shares registered in the name the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

 35. How will a participant's shares held by Registrar and Transfer Company be voted at stockholders' meetings?

 Shares held by Registrar and Transfer Company for a participant will be voted as the participant directs.

 A proxy card will be sent to participants in connection with any annual or special meeting of stockholders, as in the case of stockholders not participating in the Plan. This proxy will apply to all whole and fractional shares registered in a participant's name, if any, as well as to all whole and fractional shares credited to a participant's account under the Plan and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

 As in the case of nonparticipating stockholders, if no instructions are indicated on a properly signed and returned proxy card, all of a participant's whole and fractional shares will be voted in accordance with the recommendations of Prestige's management. If the proxy card is not returned or is returned unsigned, a participant's shares would be voted only if the participant or a duly appointed representative votes in person at the meeting.

 36.  Who interprets and regulates the Plan?

 Prestige reserves the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan's operations.

 37. What are the responsibilities of Registrar and Transfer Company under the Plan?

 Registrar and Transfer Company, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate a participant's account upon his death, the prices at which shares are purchased, the times when purchases are made or fluctuation in market value of Prestige Common Stock.

 Participation in the Plan is an investment of the participant. Registrar and Transfer Company and Prestige cannot assure participants of a profit or protect participants against a loss on the shares purchased under the Plan.

 Although the Plan contemplates the continuation of quarterly dividend payments, shareholders are cautioned that the Plan does not represent a change in Prestige's dividend policy or a guarantee of future dividends, which will continue to depend upon Prestige's earnings, financial requirements, government regulations and other factors.

 38.  May the Plan be changed or discontinued?

 Notwithstanding any other provision of the Plan, Prestige reserves the right to amend, modify, suspend or terminate the Plan at any time. Registrar and Transfer Company reserves the right to resign at any time upon reasonable notice to Prestige in writing. Prestige may terminate Registrar and Transfer Company at any time upon like notice. Notice of any material amendment, modification, suspension or termination will be mailed to all participants, who shall in all events have the right to withdraw from the Plan. Upon termination of the Plan by Prestige, certificates for whole shares held in a participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share in the manner described in Question 27.

 39.  Where should correspondence regarding the Plan be sent?

 All Enrollment Forms, optional cash payment forms and payments, notices, requests, instructions, questions and/or other communications should be sent to:

      Registrar and Transfer Company
      10 Commerce Drive
      Cranford, New Jersey 07016
      (800) 368-5948 or (800) 346-6084

 40.  What is sufficient notice to a participant?

 Any notice, statement or report which by any provision of the Plan is required to be given to the participant shall be in writing and shall be deemed to have been sufficiently given by being deposited, postage prepaid in a post office letter box addressed to the participant at the participant's address as it shall last appear on Registrar and Transfer Company's records. Participants are urged to notify Registrar and Transfer Company promptly of any change of address.

 41.  What law governs the Plan?

 The terms of the Plan and its operation are governed by the laws of the State of New Jersey, subject to any federal laws regulating Prestige and Registrar and Transfer Company.

                              USE OF PROCEEDS

 The proceeds from the sale by Prestige of Prestige Common Stock offered pursu-

ant to the Plan will be used for general corporate purposes, including investments in, or extensions of credit to Prestige's subsidiary, Prestige State Bank. Prestige has no basis for estimating either the number of shares that ultimately will be issued under the Plan or the prices at which such shares will be sold.


                         REGULATORY CONSIDERATIONS

 Prestige is a legal entity separate and distinct from its subsidiary bank. Accordingly, the right of Prestige, and thus the right of its stockholders and creditors, to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Prestige itself as a creditor may be recognized. There are also legal limitations on the extent to which Prestige's subsidiary bank can lend or otherwise supply funds to Prestige.


                              LEGAL OPINIONS

 The law firm of Rothgerber, Appel, Powers & Johnson LLP, One Tabor Center, Suite 3000, 1200 17th Street, Denver, Colorado 80202 has served as special counsel to Prestige in the preparation of the Registration Statement relating to the shares of Prestige Common Stock offered hereby and has passed upon the legality of the Common Stock to be issued hereby. No members of this law firm own stock of Prestige or are employed on a contingent basis by Prestige.


                                  EXPERTS

 The consolidated financial statements of Prestige as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in Prestige's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said Firm as "Experts" in accounting and auditing.

 The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993 and a change in the method of accounting for certain investments in debt and equity securities in 1994.

                              INDEMNIFICATION

 Article 6 of the Bylaws of the Company provide for indemnification of directors, officers, employees and agents of the Company under certain circumstances which may include liability arising under the Securities Act of 1933.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      [Outside back cover Prospectus]

                         Prestige Financial Corp.

           Dividend Reinvestment and Common Stock Purchase Plan

                             TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . .  5

THE CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
 Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
 Advantages to Participants. . . . . . . . . . . . . . . . . . . . . . .  6
 Administration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
 Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
 Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
 Optional Cash Purchases . . . . . . . . . . . . . . . . . . . . . . . . 10
 Federal Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 11
 Participants' Accounts and Reports. . . . . . . . . . . . . . . . . . . 12
 Certificates for Shares . . . . . . . . . . . . . . . . . . . . . . . . 13
 Termination of Participation. . . . . . . . . . . . . . . . . . . . . . 14
 Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

REGULATORY CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . . . 17

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The following are the estimated expenses to be incurred by Prestige in connection with the offering described in this Registration Statement.

 Registration Fee ..................................     $ 1,002
 Printing and Mailing................................1,900*
 Legal Fees .........................................5,000*
 Accounting Fees ....................................1,800*
 Miscellaneous ......................................           500*
      Total                                               10,202

*Estimated.


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

 Article 6 of the Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law.

 Section 14A:3-5 of the New Jersey Business Corporation Act provides, among other things, that a corporation organized under the laws of New Jersey shall have the power to indemnify a corporate agent (any person who is or was a director, officer, employee or agent) against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (i) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In addition, a corporation shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

 The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.


ITEM 16.   EXHIBITS.

 5    Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality*

 23.1 Consent of Rothgerber, Appel, Powers & Johnson LLP*

 23.2 Consent of KPMG Peat Marwick LLP

 99.1 Enrollment Form*

_______________
*     Previously filed

ITEM 17.   UNDERTAKINGS

 (a)  Rule 415 Offering

 The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Undertaking Concerning Filings Incorporating Subsequent Exchange Act Documents by Reference

 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flemington and the State of New Jersey, on this sixth day of November, 1996.

              PRESTIGE FINANCIAL CORP.


                                   By: /s/ Arnold F. Horvath
                                 Arnold F. Horvath, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                Date


/s/ Arnold F. Horvath       President and         November 6, 1996
Arnold F. Horvath             Director


/s/ Robert J. Jablonski    CEO, Treasurer and     November 6, 1996
Robert J. Jablonski        Director (Principal
                           Executive, Accounting
                           and Financial Officer)


/s/ Roland D. Boehm, Sr.   Vice Chairman of       November 6, 1996
Roland D. Boehm, Sr.       the Board and Director


/s/ Louis R. DeFalco       Chairman of            November 6, 1996
Louis R. DeFalco           the Board and
                           Director


/s/ Gerald A. Lustig       Director               November 6, 1996
Gerald A. Lustig


/s/ James W. MacDonald     Director               November 6, 1996
James W. MacDonald


/s/ Arthur Stryker, Jr.    Director               November 6, 1996
Arthur Stryker, Jr.

                              TABLE OF CONTENTS


Exhibit No.                 Description
                            Page

   5     Opinion of Rothgerber, Appel, Powers & Johnson LLP
      as to legality*

  23.1   Consent of Rothgerber, Appel, Powers & Johnson LLP*

  23.2   Consent of KPMG Peat Marwick LLP

  99.1   Enrollment Form*




____________________________
* Previously filed